UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2011

FRESH TRAFFIC GROUP INC.
Exact name of registrant as specified in its charter

Nevada	000-53703	98-0531819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Portage Avenue, CanWest Place Suite 1680, Winnipeg MB, Canada	R3B 3K6
(Address of principal executive offices)	(Zip Code)

(204) 942-4200
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 -Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of Principal Officers

On February 24, 2011, the following persons listed below were appointed as Principal Officers of Fresh Traffic Group Inc. (the “Company”) to hold office until the next Annual General Meeting of the Company or until their successors are appointed.

Mr. Jeremy Booth – Age 50 – Treasurer

Mr. Booth has been the Company’s President and Chief Executive Officer and Sole Director since November 12, 2010, he is also the President and sole Director of the Company’s wholly owned subsidiary Fresh Traffic Group Corp. having been appointed on July 2008. Mr. Booth founded Fresh Traffic Group Corp. to provide Search Engine Optimization (SEO) and internet marketing services.   From March 2005 to July 2008, Mr. Booth was providing comparable SEO and internet marketing services on a sole proprietorship basis.

Mr. Booth is not an officer or director of any other reporting issuers.

There has been no transaction nor are there any proposed transactions between the Company and Mr. Booth that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Ms. Kimberly Lewis, Age 27 - Secretary

Ms. Lewis is the Secretary of the Company’s wholly owned subsidiary Fresh Traffic Group Corp. having been appointed on formation of the Company in July, 2008.

From July 2008 to present, Ms. Lewis, as well as her position as Secretary,  Ms. Lewis has been an independent consultant to Fresh Traffic Group Corp.   From 2003 until 2007,  Ms. Lewis was a director of Bayleaf Media Productions, a private Florida corporation where she assisted in customer service, sales administration, general office duties and advertising.

Ms. Lewis is not an officer or director of any other reporting issuers.

Ms. Lewis is also self-employed as a photographic model.

There has been no transaction nor are there any proposed transactions between the Company and Ms. Lewis that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Booth and Ms. Lewis are related through a common-law relationship.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fresh Traffic Group Inc.

Dated: February 25, 2011	By:	/s/ Jeremy Booth
	Name:	Jeremy Booth
`	Title:	President, Treasurer